Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

JBT Corporation Reports First Quarter 2023 Results

First Quarter Consolidated Highlights: (Comparisons are to the prior year period)
◦Revenue of $530 million increased 13 percent
◦Net income of $26 million and earnings per share of $0.80 in both periods
◦Adjusted EBITDA of $70 million increased 30 percent
◦Adjusted earnings per share of $0.94 increased 7 percent
◦Backlog of $1.2 billion and orders of $638 million, an increase of 5 percent and 13 percent, respectively

CHICAGO, April 25, 2023 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2023.

"JBT outperformed our first quarter expectations primarily driven by stronger recurring revenue and higher shipments as supply chain dynamics improved," said Brian Deck, President and Chief Executive Officer. "At FoodTech, we continue to see a high level of customer engagement with a focus on products and solutions that enhance automation, sustainability, and digitalization. AeroTech posted record orders with robust demand from the infrastructure and commercial airline markets."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

First Quarter 2023 Results

"Revenue and margins increased year over year as a result of improved price-cost realizations and a higher mix of recurring revenue at FoodTech," said Matt Meister, Executive Vice President and Chief Financial Officer.

	Summary of First Quarter 2023 Results
	FoodTech	AeroTech	Total JBT
Total revenue growth (year over year)	9.0%	24.9%	12.9%
Operating profit margin	11.9%	9.4%	7.6%
Adjusted EBITDA margin(1)	18.1%	10.1%	13.2%

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

First quarter 2023 FoodTech revenue of $389 million increased 9 percent year over year driven by 2 percent organic growth and 10 percent growth from acquisitions; this was partially offset by a negative foreign exchange impact of 3 percent. Operating profit of $46 million increased 16 percent, and operating profit margin of 11.9 percent improved 70 basis points. Adjusted EBITDA of $70 million increased 21 percent, and adjusted EBITDA margin of 18.1 percent improved 180 basis points. FoodTech orders totaled $406 million, which decreased 1 percent. On a constant currency basis, orders were $417 million, or slightly above the prior year. FoodTech backlog was $678 million.

AeroTech revenue of $141 million increased 25 percent year over year. Operating profit of $13 million increased $6 million, or 94 percent, and operating profit margin of 9.4 percent improved 340 basis points. Adjusted EBITDA of $14 million increased $6 million, or 79 percent, and adjusted EBITDA margin of 10.1 percent improved 300 basis points. AeroTech achieved record orders of $232 million, which increased 51 percent. AeroTech backlog of $482 million was also a record level.

In total, consolidated JBT revenue of $530 million increased 13 percent year over year. Net income of $26 million was consistent with the prior year while adjusted EBITDA of $70 million increased 30 percent. Diluted earnings per share (EPS) from net income of $0.80 was consistent, and adjusted EPS of $0.94 increased 7 percent.

JBT generated cash from operations of $22 million. Free cash flow was $4 million, which included investment in inventory to support JBT's total revenue growth. Liquidity at quarter end was $543 million, and the Company's net leverage ratio was 3.0x net debt to trailing twelve months pro forma adjusted EBITDA.

2023 Outlook

JBT is largely reiterating its full year 2023 guidance and continues to expect that margins will approach pre-pandemic levels.

For the full year 2023, FoodTech year-over-year revenue growth is estimated to be 5 - 9 percent, comprised of 1 - 4 percent from organic growth and 4 - 5 percent from acquisitions. FoodTech operating profit margin is forecast to be 13 - 14 percent, and adjusted EBITDA margin is expected to be 18.5 - 19.5 percent.

For the full year 2023, AeroTech year-over-year revenue growth is estimated to be 12 - 14 percent. AeroTech operating profit margin is forecast to be 11.25 - 11.75 percent, and adjusted EBITDA margin is projected to be 12 - 12.5 percent.

Additionally, for the full year 2023, JBT expects to incur approximately $4 million of restructuring expense related to FoodTech. These restructuring plans, along with the actions taken in the second half of 2022, are expected to generate savings of $5 - $6 million in 2023 with annual run rate savings of $9 - $12 million in 2024.

For the second quarter 2023, FoodTech year-over-year revenue growth is estimated to be 5 - 10 percent. FoodTech operating profit margin is forecast to be 12.5 - 13.25 percent, and adjusted EBITDA margin is projected to be 18.0 - 18.75 percent.

For the second quarter 2023, AeroTech year-over-year revenue growth is expected to be 4 - 7 percent. AeroTech operating profit margin is forecast to be 10 - 11 percent, and adjusted EBITDA margin is projected to be 10.75 - 11.75 percent.
The table below reflects consolidated JBT guidance.

	Q2 2023 Guidance	FY 2023 Guidance
Revenue growth (year over year)	5 - 9%	7 - 10%
Net income ($ millions)	$29 - $34	$145 - $161
Adjusted EBITDA(1) ($ millions)	$77 - $85	$330 - $360
GAAP EPS	$0.90 - $1.05	$4.50 - $5.00
Adjusted EPS(1)	$1.10 - $1.25	$5.00 - $5.50

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the second quarter 2023, corporate expense is estimated to be approximately 2.7 percent of sales, which excludes approximately $2 - $3 million in M&A related costs, $2 million in LIFO expense, and $3 million in restructuring expense. For the full year 2023, corporate expense is forecast to be approximately 2.7 percent of sales, which excludes approximately $8 million in M&A related costs, $8 - $9 million in LIFO expense, and $4 million in restructuring expense.

First Quarter 2023 Earnings Conference Call

A conference call is scheduled for 10 a.m. ET on Wednesday, April 26, 2023, to discuss first quarter 2023 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 7,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight, and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the recent conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our pure play food and beverage business strategy, including our ability to timely execute on strategic alternatives for AeroTech, and whether we can achieve the potential benefits of such strategic alternatives; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers' financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

Investors & Media:

Kedric Meredith
(312) 861-6034
kedric.meredith@jbtc.com

Marlee Spangler
(312) 861-5789
marlee.spangler@jbtc.com

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$529.5	$469.2
Cost of sales	371.1	329.7
Gross profit	158.4	139.5
Gross profit %	29.9%	29.7%

Selling, general and administrative expense	117.8	108.4
Restructuring expense	0.6	0.5
Operating income	40.0	30.6
Operating income %	7.6%	6.5%

Pension expense, other than service cost	0.2	—
Net interest expense	7.2	2.1
Net income before income taxes	32.6	28.5
Provision for income taxes	7.0	2.9
Net income	$25.6	$25.6

Basic earnings per share from net income	$0.80	$0.80

Diluted earnings per share from net income	$0.80	$0.80

Weighted average shares outstanding:
Basic	32.0	32.0
Diluted	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Net Income	$25.6	$25.6
Non-GAAP adjustments
Restructuring related costs(1)	0.6	0.7
M&A related cost(2)	3.4	2.6
LIFO expense(3)	2.2	0.3
Impact on tax provision from Non-GAAP adjustments(4)	(1.7)	(1.0)
Adjusted net income	$30.1	$28.2

Net income	$25.6	$25.6
Total shares and dilutive securities	32.1	32.1
Diluted earnings per share from net income	$0.80	$0.80

Adjusted net income	$30.1	$28.2
Total shares and dilutive securities	32.1	32.1
Adjusted diluted earnings per share from net income	$0.94	$0.88

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

(4) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each quarter shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended March 31,
	2023	2022
Net income	$25.6	$25.6
Income tax provision	7.0	2.9
Interest expense, net	7.2	2.1
Depreciation and amortization	23.9	19.9
EBITDA	63.7	50.5
Restructuring related costs(1)	0.6	0.7
Pension expense, other than service cost	0.2	—
M&A related cost(2)	3.4	2.6
LIFO expense(3)	2.2	0.3
Adjusted EBITDA	$70.1	$54.1

Total revenue	$529.5	$469.2
Adjusted EBITDA %	13.2%	11.5%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended March 31,
	2023	2022
Revenue
JBT FoodTech	$388.5	$356.3
JBT AeroTech	141.0	112.9
Total revenue	$529.5	$469.2

Income before income taxes
Segment operating profit(1)(2)
JBT FoodTech	$46.3	$39.9
JBT FoodTech segment operating profit %	11.9%	11.2%

JBT AeroTech	13.2	6.8
JBT AeroTech segment operating profit %	9.4%	6.0%

Total segment operating profit	59.5	46.7
Total segment operating profit %	11.2%	10.0%

Corporate expense	18.9	15.6
Restructuring expense	0.6	0.5
Operating income	$40.0	$30.6
Operating income %	7.6%	6.5%

Other business segment information	Three Months Ended March 31,
Inbound orders	2023	2022
JBT FoodTech	$405.9	$411.8
JBT AeroTech	232.3	153.7
Total inbound orders	$638.2	$565.5

	As of March 31,
Order Backlog	2023	2022
JBT FoodTech	$678.3	$691.2
JBT AeroTech	481.9	410.5
Total order backlog	$1,160.2	$1,101.7

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended March 31, 2023
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$46.3	$13.2	$(19.5)	$40.0
Restructuring related costs(1)	—	—	0.6	0.6
M&A related cost(2)	2.2	—	1.2	3.4
LIFO expense(3)	—	—	2.2	2.2
Adjusted operating profit	48.5	13.2	(15.5)	46.2
Depreciation and amortization	21.7	1.1	1.1	23.9
Adjusted EBITDA	$70.2	$14.3	$(14.4)	$70.1

Revenue	$388.5	$141.0	$—	$529.5
Operating profit %	11.9%	9.4%		7.6%
Adjusted operating profit %	12.5%	9.4%		8.7%
Adjusted EBITDA %	18.1%	10.1%		13.2%

	Three Months Ended March 31, 2022
	FoodTech	AeroTech	Corporate	JBT Total
Operating profit	$39.9	$6.8	$(16.1)	$30.6
Restructuring related costs(1)	0.2	—	0.5	0.7
M&A related cost(2)	0.3	—	2.3	2.6
LIFO expense(3)	—	—	0.3	0.3
Adjusted operating profit	40.4	6.8	(13.0)	34.2
Depreciation and amortization	17.7	1.2	1.0	19.9
Adjusted EBITDA	$58.1	$8.0	$(12.0)	$54.1

Total revenue	$356.3	$112.9	$—	$469.2
Operating profit %	11.2%	6.0%		6.5%
Adjusted operating profit %	11.3%	6.0%		7.3%
Adjusted EBITDA %	16.3%	7.1%		11.5%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$45.7	$73.1
Trade receivables, net of allowances	383.8	388.6
Inventories	351.9	322.5
Other current assets	84.8	85.4
Total current assets	866.2	869.6
Property, plant and equipment, net	273.1	269.9
Other assets	1,440.3	1,444.6
Total assets	$2,579.6	$2,584.1

Liabilities and Stockholders' Equity
Short-term debt	$0.8	$0.6
Accounts payable, trade and other	215.3	237.0
Advance and progress payments	220.4	194.7
Other current liabilities	181.8	188.9
Total current liabilities	618.3	621.2
Long-term debt, less current portion	956.5	977.3
Accrued pension and other post-retirement benefits, less current portion	31.4	32.0
Other liabilities	82.4	90.9

Common stock and additional paid-in capital	217.2	215.7
Retained earnings	873.7	851.3
Accumulated other comprehensive loss	(199.9)	(204.3)
Total stockholders' equity	891.0	862.7
Total liabilities and stockholders' equity	$2,579.6	$2,584.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$25.6	$25.6

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	23.9	19.9
Stock-based compensation	2.6	1.7
Other	4.9	1.7

Changes in operating assets and liabilities
Trade accounts receivable, net	4.4	(6.5)
Inventories	(30.9)	(47.2)
Accounts payable, trade and other	(21.5)	27.2
Advance and progress payments	27.0	28.4
Other - assets and liabilities, net	(14.4)	(11.7)
Cash provided by operating activities	21.6	39.1

Cash flows from investing activities
Acquisitions, net of cash acquired	(1.1)	(0.4)
Capital expenditures	(17.9)	(26.7)
Other	0.1	0.1
Cash required by investing activities	(18.9)	(27.0)

Cash flows from financing activities
Net payments for domestic credit facilities	(25.7)	(4.4)
Dividends	(3.2)	(3.2)
Other	(1.1)	—

Cash provided by financing activities	(30.0)	(7.6)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	0.9

(Decrease) increase in cash and cash equivalents	(27.4)	5.4

Cash and cash equivalents, beginning of period	73.1	78.8

Cash and cash equivalents, end of period	$45.7	$84.2

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2023	2022
Cash provided by operating activities	$21.6	$39.1
Less: capital expenditures	17.9	26.7
Plus: proceeds from disposal of assets	0.1	0.1
Plus: pension contributions	0.3	2.0
Free cash flow (FCF)	$4.1	$14.5

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For free cash flow purposes, we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q1 2023	Q4 2022	Q1 2022	PQ	PY
Total debt	$957.3	$977.9	$670.0	$(20.6)	$287.3
Cash and cash equivalents	(45.7)	(73.1)	(84.2)	27.4	38.5
Net debt	$911.6	$904.8	$585.8	$6.8	$325.8

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q1 2023
Total debt	$957.3
Cash and cash equivalents	(45.7)
Net debt	911.6
Other items considered debt under the credit agreement	18.7
Consolidated total indebtedness(1)	$930.3

Trailing twelve months Adjusted EBITDA	$295.7
Pro forma EBITDA of recent acquisitions(2)	9.5
Trailing twelve months pro forma Adjusted EBITDA	305.2
Other adjustments net to earnings under the credit agreement	(3.4)
Consolidated EBITDA(1)	$301.8

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	3.1

Total net debt to trailing twelve months pro forma Adjusted EBITDA	3.0

(1) As defined in the credit agreement

(2) Pro forma EBITDA related to the acquisitions in the prior twelve months.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q2 2023	Full Year 2023
Diluted earnings per share from net income	$0.90 - $1.05	$4.50 - $5.00
Non-GAAP adjustments
Restructuring related costs(1)	0.10	0.11
M&A related costs(2)	0.10	0.31
LIFO expense(3)	0.06	0.24
Impact on tax provision from Non-GAAP adjustments(4)	(0.06)	(0.16)
Adjusted diluted earnings per share from net income	$1.10 - $1.25	$5.00 - $5.50

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
	Guidance	Guidance
	Q2 2023	Full Year 2023
Net income	$29.0 - $34.0	$145.0 - $161.0
Income tax provision(4)	8.0 - 9.5	40.0 - 47.0
Interest expense, net	7.0 - 7.5	~27.0
Depreciation and amortization	~25.0	95.0 - 100.0
EBITDA	69.0 - 76.0	307.0 - 335.0
Restructuring related costs(1)	~3.0	~4.0
Pension expense, other than service cost	—	0.0 - 1.0
M&A related cost(2)	3.0 - 4.0	~11.0
LIFO expense(3)	~2.0	8.0 - 9.0
Adjusted EBITDA	$77.0 - $85.0	$330.0 - $360.0

(1) Restructuring related costs is estimated to be approximately $3 million and $4 million for the second quarter and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs for FoodTech are estimated to be approximately $1 million and $3 million for the second quarter and full year 2023, respectively. M&A related costs for Corporate are estimated to be approximately $2 - $3 million and $8 million for the second quarter and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $2 million and $8-9 million for the second quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22-23%.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT MARGIN GUIDANCE TO ADJUSTED EBITDA MARGIN GUIDANCE
(Unaudited and in percents)

	Guidance Q2 2023		Guidance Full Year 2023
	FoodTech	AeroTech	FoodTech	AeroTech
Operating profit	12.50 - 13.25%	10.00 - 11.00%	13.00 - 14.00%	11.25 - 11.75%
M&A related cost(1)	~ 0.25	—	~ 0.25	—
Adjusted operating profit	12.75 - 13.50	10.00 - 11.00	13.25 - 14.25	11.25 - 11.75
Depreciation and amortization	~ 5.25	~ 0.75	~ 5.25	~ 0.75
Adjusted EBITDA %	18.00 - 18.75%	10.75 - 11.75%	18.50 - 19.50%	12.00 - 12.50%

(1) Guidance includes M&A related costs which include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.